MAVEN

Services Agreement

This Services Agreement (this "**Agreement**"), dated as of December 22, 2020 (the "**Effective Date**"), is entered into by and between **Whisper Advisors, LLC**, a Delaware, limited liability company, with offices located at 1299 Ocean Avenue #470 Santa Monica, CA 90401 ("**Service Provider**"), and **Maven Coalition, Inc.**, a Delaware corporation with offices located at 225 Liberty Street, 27th Floor, New York, NY 10281 ("**Customer**").

1. Services. Service Provider shall provide financial and strategic advisory services to Customer as reasonably requested by Customer from time to time (the "**Services**"). Service Provider shall provide the Services (a) in accordance with the terms and subject to the conditions set forth in this Agreement; (b) using personnel of required skill, experience, licenses, and qualifications; (c) in a timely, workmanlike, and professional manner; (d) in accordance with the highest professional standards in Service Provider's field; and (e) to the reasonable satisfaction of Customer. Nothing in this Agreement shall be construed to prevent Customer from itself performing or from receiving services from other providers that are similar or identical to the Services. Service Provider shall not subcontract the Services.

2. Fees and Expenses. For the Services to be performed hereunder, Customer shall pay to Service Provider (against Service Provider's invoice):

   a. a non-refundable retainer of $250,000, comprising (i) $125,000 in cash and (ii) $125,000 in shares of the Common Stock of TheMaven, Inc., a Delaware corporation and the sole shareholder of Customer (the "**Common Stock**"), based on price of the Common Stock of $0.40 per share. The cash portion will be paid prior to December 31, 2020, and the shares will be issue within 30 days following the Effective Date, provided that Service Provider has furnished a correct invoice; and

   b. $10,000 per calendar month during the Term, commencing with January 2021 (the "**Fee**") within 30 days after the end of each month, provided that Service Provider has furnished a correct invoice and completed the Services to Customer's reasonable satisfaction (as set out in Section 1). The Fee is inclusive of the cost of all materials used for the provision of the Services. Customer shall reimburse Service Provider only for expenses that have been pre-approved in writing by Customer, within 30 days of receipt by Customer of Service Provider's invoice, which shall be accompanied by receipts and supporting documentation acceptable to Customer and conform to the requirements of Customer's then-standard expense reimbursement policy.

3. Intellectual Property. All intellectual property rights, including copyrights, patents, patent disclosures and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how, and other confidential information, trade dress, trade names, logos,

corporate names and domain names, together with all of the goodwill associated therewith, derivative works and all other rights (collectively, "**Intellectual Property Rights**") in and to all documents, work product and other materials that are delivered to Customer under this Agreement or prepared by or on behalf of Service Provider in the course of performing the Services (collectively, the "**Deliverables**") shall be owned exclusively by Customer. Service Provider agrees, and shall cause its employees (collectively, "**Service Provider Personnel**") to agree, that with respect to any Deliverables that may qualify as "work made for hire" as defined in 17 U.S.C. § 101, such Deliverables are hereby deemed a "work made for hire" for Customer. To the extent that any of the Deliverables do not constitute a "work made for hire," Service Provider hereby irrevocably assigns, and shall cause the Service Provider Personnel to irrevocably assign to Customer, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein. Service Provider shall cause Service Provider Personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims such Service Provider Personnel may now or hereafter have in any jurisdiction to so-called "moral rights" or rights of droit moral with respect to the Deliverables.

4. Confidentiality. All non-public, confidential or proprietary information of Customer ("**Confidential Information**"), including, but not limited to, business and strategic plans, models, plans, drawings, documents, data, business operations customer lists, pricing, disclosed by Customer to Service Provider, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, or otherwise learned by Service Provider in providing services, and whether or not marked, designated, or otherwise identified as "confidential," in connection with this Agreement is confidential, solely for Service Provider's use in performing this Agreement and may not be disclosed or copied unless authorized by Customer in writing. Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Service Provider's breach of this Agreement; (b) is obtained by Service Provider on a non-confidential basis from a third-party that was not legally or contractually restricted from disclosing such information; (c) Service Provider establishes by documentary evidence, was in Service Provider's possession prior to Customer's disclosure hereunder; or (d) was or is independently developed by Service Provider without using any Confidential Information. Upon Customer's request, Service Provider shall promptly return all documents and other materials received from Customer. Customer shall be entitled to injunctive relief for any violation of this Section.

5. Term. This Agreement shall commence as of the Effective Date and shall continue thereafter for a period ending December 31, 2021 unless sooner terminated pursuant to Section 6 (the "**Term**").

6. Termination. Either party may terminate this Agreement, effective upon written notice to the other party (the "**Defaulting Party**"), if the Defaulting Party: (a) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach; (b) becomes insolvent or admits its inability to pay its debts generally as they become due; (c) becomes subject, voluntarily or involuntarily, to

any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven business days or is not dismissed or vacated within 45 days after filing; (d) is dissolved or liquidated or takes any corporate action for such purpose; (e) makes a general assignment for the benefit of creditors; or (f) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business

7. Effect of Expiration or Termination. Upon expiration or termination of this Agreement for any reason, Service Provider shall promptly: (a) deliver to Customer all documents, work product, and other materials, whether or not complete, prepared by or on behalf of Service Provider in the course of performing the Services for which Customer has paid; (b) return to Customer all Customer-owned property, equipment, or materials in its possession or control; (c) remove any Service Provider-owned property, equipment, or materials located at Customer's locations; (d) deliver to Customer, all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Customer's Confidential Information; (e) provide reasonable cooperation and assistance to Customer upon Customer's written request in transitioning the Services to an alternate service provider; (f) on a pro rata basis, repay all fees and expenses paid in advance for any Services which have not been provided; (g) permanently erase all of Customer's Confidential Information from its computer systems; and (h) certify in writing to Customer that it has complied with the requirements of this Section 7.

8. Independent Contractor. It is understood and acknowledged that in providing the Services, Service Provider acts in the capacity of an independent contractor and not as an employee or agent of the Customer. Service Provider shall control the conditions, time, details, and means by which Service Provider performs the Services. Customer shall have the right to inspect the work of Service Provider as it progresses solely for the purpose of determining whether the work is completed according to this Agreement. Service Provider has no authority to commit, act for or on behalf of Customer, or to bind Customer to any obligation or liability. Service Provider shall not be eligible for and shall not receive any employee benefits from Customer and shall be solely responsible for the payment of all taxes, FICA, federal and state unemployment insurance contributions, state disability premiums, and all similar taxes and fees relating to the fees earned by Service Provider hereunder.

9. Indemnification. Service Provider shall indemnify, defend, and hold harmless Customer and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, "**Indemnified Party**") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, "**Losses**"), arising out of or resulting from any claim of a third party arising out of or occurring in connection with Service Provider's negligence, willful misconduct, or breach of this Agreement. Service Provider shall not enter into any settlement without Customer's or Indemnified Party's prior written consent.

10. Compliance with Law. Service Provider is in compliance with and shall comply with all applicable laws, regulations, and ordinances. Service Provider has and shall maintain in effect all the licenses, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement.

11. Insurance. During the Term and for a period of 12 months after expiration or termination of this Agreement for any reason, Service Provider shall, at its own expense, maintain and carry insurance in full force and effect with financially sound and reputable insurers, that includes, but is not limited to, commercial general liability with limits no less than $1 million per occurrence and $2 million in the aggregate, which policy will include contractual liability coverage insuring the activities of Service Provider under this Agreement. Upon Customer's request, Service Provider shall provide Customer with a certificate of insurance from Service Provider's insurer evidencing the insurance coverage specified in this Agreement. The certificate of insurance shall name Customer as an additional insured. Service Provider shall provide Customer with 10 days' advance written notice in the event of a cancellation or material change in Service Provider's insurance policy. Except where prohibited by law, Service Provider shall require its insurer to waive all rights of subrogation against Customer's insurers and Customer or the Indemnified Parties.

12. General. Each of the parties hereto shall use commercially reasonable efforts to, from time to time at the request, furnish the other party such further information or assurances, execute and deliver such additional documents, instruments, and conveyances, and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby. Each party shall deliver all communications in writing either in person, by certified or registered mail, return receipt requested and postage prepaid, by facsimile or email (with confirmation of transmission), or by recognized overnight courier service, and addressed to the other party at the addresses set forth above (or to such other address that the receiving party may designate from time to time in accordance with this section). This Agreement and all matters arising out of or relating to this Agreement are governed by, and construed in accordance with, the laws of the State of New York without giving effect to any conflict of laws provisions thereof that would result in the application of the laws of a different jurisdiction. Either party shall institute any legal suit, action, or proceeding arising out of or relating to this Agreement in the federal or state courts in each case located in New York County, New York. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY: (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE AFOREMENTIONED COURTS; AND (B) WAIVES ANY OBJECTION TO THAT CHOICE OF FORUM BASED ON VENUE OR TO THE EFFECT THAT THE FORUM IS NOT CONVENIENT; AND (C) WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written or oral understandings, agreements, representations, and warranties with respect to such subject matter. The invalidity, illegality, or unenforceability of any provision herein does not affect

any other provision herein or the validity, legality, or enforceability of such provision in any other jurisdiction. The parties may not amend this Agreement except by written instrument signed by the parties. No waiver of any right, remedy, power, or privilege under this Agreement ("**Right(s)**") is effective unless contained in a writing signed by the party charged with such waiver. No failure to exercise, or delay in exercising, any Right operates as a waiver thereof. No single or partial exercise of any Right precludes any other or further exercise thereof or the exercise of any other Right. The Rights under this Agreement are cumulative and are in addition to any other rights and remedies available at law or in equity or otherwise. Neither party may directly or indirectly assign, transfer, or delegate any of or all of its rights or obligations under this Agreement, voluntarily or involuntarily, including by change of control, merger (whether or not such party is the surviving entity), operation of law, or any other manner, without the prior written consent of the other party. Any purported assignment or delegation in violation of this Section shall be null and void. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and permitted assigns. Except for the parties, their successors and permitted assigns, there are no third party beneficiaries under this Agreement. Any provision that, in order to give proper effect to its intent, should survive the expiration or termination of this Agreement, will survive such expiration or termination for the period specified therein, or if nothing is specified for a period of 12 months after such expiration or termination. This Agreement may be executed in counterparts.

13. Force Majeure. No party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such party's (the "**Impacted Party**") failure or delay is caused by or results from the following force majeure events ("**Force Majeure Event(s)**"): (a) acts of God; (b) flood, fire, earthquake, epidemic, pandemic or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns or other industrial disturbances; and (h) other similar events beyond the reasonable control of the Impacted Party. The Impacted Party shall give notice within 30 days of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party's failure or delay remains uncured for a period of 60 days following written notice given by it under this Section 13, the other party may thereafter terminate this Agreement upon 10 days' written notice.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

MAVEN COALITION, INC.

By____________________
Name: Douglas B Smith
Title: CFO

WHISPER ADVISORS, LLC

By____________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

MAVEN COALITION, INC.

By_____________________
Name:
Title:

WHISPER ADVISORS, LLC

By_____________________
Name: ED WILSON
Title: PARTNER